Improved Operating Income and Positive Cash Flow Highlight
Cooper Standard's Fourth Quarter and Full Year 2024 Results

NORTHVILLE, Mich., February 13, 2025 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the fourth quarter and full year 2024.

Fourth Quarter 2024 Summary
•Sales totaled $660.8 million, a decrease of 1.9% vs. the fourth quarter 2023
•Operating income totaled $31.7 million, an increase of $36.2 million vs. the fourth quarter of 2023
•Net income of $40.2 million, or $2.24 per diluted share, reflected an improvement of $95.4 million vs. the fourth quarter of 2023
•Adjusted EBITDA totaled $54.3 million, or 8.2% of sales
•Net cash provided by operating activities of $74.7 million and free cash flow of $63.2 million

Full Year 2024 Summary
•Sales totaled $2.73 billion, a decrease of 3.0% vs. 2023
•Operating income totaled $69.8 million, an increase of 51.7% vs. 2023
•Net loss of $78.7 million, or $(4.48) per diluted share, reflected an improvement of $123.2 million vs. 2023
•Adjusted EBITDA of $180.7 million, or 6.6% of sales, increased by $13.6 million vs. 2023
•Net cash provided by operating activities of $76.4 million and free cash flow of $25.9 million

“We were able to deliver profit, cash flow and margin improvement essentially in line with our original guidance and expectations, despite lower production and foreign exchange headwinds,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “The new organizational structure we implemented at the beginning of 2024 continues to drive significant efficiencies and cost savings and we expect to continue the momentum of operational excellence and margin enhancement in 2025.”

Consolidated Results

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)
	(dollar amounts in millions except per share amounts)
Sales	$660.8	$673.6	$2,730.9	$2,815.9
Net income (loss)	$40.2	$(55.2)	$(78.7)	$(202.0)
Adjusted net loss	$(2.9)	$(31.1)	$(56.7)	$(82.3)
Income (loss) per diluted share	$2.24	$(3.16)	$(4.48)	$(11.64)
Adjusted loss per diluted share	$(0.16)	$(1.79)	$(3.23)	$(4.74)
Adjusted EBITDA	$54.3	$27.6	$180.7	$167.1
Net cash provided by operating activities	$74.7	$79.7	$76.4	$117.3
Free cash flow	$63.2	$62.1	$25.9	$36.5

The year-over-year change in fourth quarter sales was primarily attributable to unfavorable foreign exchange, price adjustments, and unfavorable volume and mix.

The year-over-year improvement in fourth quarter net income was primarily due to the reversal of certain deferred tax valuation allowances, lower non-cash asset impairment charges, savings generated from lean manufacturing and purchasing initiatives, normalized incentive compensation, restructuring savings, and lower raw material costs. These positive factors were partially offset by higher wages and general inflation, higher net interest expense and, unfavorable foreign exchange.

The year-over-year improvement in fourth quarter adjusted EBITDA was driven by savings generated from lean manufacturing and purchasing initiatives, normalized incentive compensation, restructuring savings, and lower raw material costs. These positive factors were partially offset by higher wages and general inflation, unfavorable foreign exchange and unfavorable volume and mix.

For the full year 2024, the change in sales was primarily due to unfavorable volume and mix, including price adjustments, the deconsolidation or divestiture of non-core businesses, and unfavorable foreign exchange. The year-over-year improvement in full year net loss was primarily driven by the reversal of certain deferred tax valuation allowances, the non-recurrence of refinancing and debt extinguishment expense, savings generated from lean manufacturing and purchasing initiatives, the non-recurrence of pension settlement expense, restructuring savings, normalized incentive compensation and lower interest expense. These positive factors were partially offset by unfavorable foreign exchange, unfavorable volume and mix, higher wages and general inflation, and increased restructuring expense. The year-over-year improvement in full year adjusted EBITDA was driven primarily by savings generated from lean manufacturing and purchasing initiatives, restructuring savings, and normalized incentive compensation. These positive factors were partially offset by unfavorable foreign exchange, higher wages and general inflation, and unfavorable volume and mix.

Cash Flow and Liquidity

Cash provided by operating activities in the fourth quarter of 2024 was $74.7 million. Free cash flow (defined as net cash provided by operating activities minus capital expenditures) in the fourth quarter of 2024 was $63.2 million, an increase of $1.1 million compared to the fourth quarter of 2023. The increase was driven primarily by improved operating earnings, collections on trade and tooling receivables, and inventory conversion, partially offset by higher cash interest payments.

For the full year 2024, cash provided by operating activities was $76.4 million and free cash flow was $25.9 million. This compared to cash provided by operating activities of $117.3 million and free cash flow of $36.5 million in 2023.

As of December 31, 2024, Cooper Standard had cash and cash equivalents totaling $170.0 million. Total liquidity, including availability on the Company's undrawn revolving credit facility, was $339.2 million at year end. Based on current expectations for light vehicle production and customer demand for our products, the Company believes it has sufficient financial resources to support ongoing operations, execute planned strategic initiatives and service cash interest requirements on our debt for the foreseeable future. These financial resources include current cash on hand, continuing access to flexible credit facilities, and expected future positive cash generation.

Adjusted net loss, adjusted EBITDA, adjusted loss per diluted share and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.
Automotive New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service to win new business awards with its customers and capitalize on positive trends associated with electric vehicles. For the full year 2024, the Company received total net new business awards representing $181.4 million in incremental anticipated future annualized sales. The total included $105.8 million in net new business awards on electric vehicle platforms.

Segment Results of Operations
Sales

	Three Months Ended December 31,			Variance Due To:
	2024	2023	Change	Volume / Mix*	Foreign Exchange
	(dollar amounts in thousands)
Sales to external customers
Sealing systems	$350,444	$351,582	$(1,138)	$4,167	$(5,305)
Fluid handling systems	294,841	305,371	(10,530)	(7,873)	(2,657)
Total for reportable segments	$645,285	$656,953	$(11,668)	$(3,706)	$(7,962)
Corporate, eliminations and other	15,468	16,690	(1,222)	(1,222)	—
Consolidated	$660,753	$673,643	$(12,890)	$(4,928)	$(7,962)
* Net of customer price adjustments, including recoveries.

Adjusted EBITDA

	Three Months Ended December 31,			Variance Due To:
	2024	2023	Change	Volume/ Mix*	Foreign Exchange	Cost (Increases)/ Decreases**
	(dollar amounts in thousands)
Segment adjusted EBITDA
Sealing systems	$40,214	$27,347	$12,867	$1,012	$(6,140)	$17,995
Fluid handling systems	27,333	15,646	11,687	(6,945)	(83)	18,715
Total for reportable segments	$67,547	$42,993	$24,554	$(5,933)	$(6,223)	$36,710
Corporate, eliminations and other	(13,264)	(15,416)	2,152	(140)	(1,609)	3,901
Consolidated	$54,283	$27,577	$26,706	$(6,073)	$(7,832)	$40,611
* Net of customer price adjustments, including recoveries.
** Net of divestitures and restructuring savings.

Outlook

Industry projections anticipate global light vehicle production will be lower in 2025 compared to 2024. Inflationary headwinds are expected to continue. The Company expects to continue driving operating efficiencies to offset the production volume and inflation headwinds. As a result, Company management expects to deliver improved financial results in 2025 vs. 2024. Initial full year 2025 guidance ranges for key financial measures are as follows:

	2024 Actual Results		Initial 2025 Guidance[1]
Sales	$2.73 billion		$2.7 - $2.8 billion
Adjusted EBITDA[2]	$180.7 million		$200 - $235 million
Capital Expenditures	$50.5 million		$45 - $55 million
Cash Restructuring	$26.5 million		$20 - $25 million
Net Cash Interest	$97.3 million		$105 - $115 million
Net Cash Taxes	$19.1 million		$30 - $35 million
Key Light Vehicle Productions Assumptions (Units)
North America	15.5	million	15.1	million
Europe	17.1	million	16.6	million
Greater China	30.1	million	30.2	million
South America	3.0	million	3.1	million
1 Guidance is representative of management's estimates and expectations as of the date it is published. Current guidance as presented in this press release considers January 2025 S&P Global (IHS Markit) production forecasts for relevant light vehicle platforms and models, customers' planned production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss) because full-year net income (loss) will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income (loss) without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on February 14, 2025 at 9 a.m. ET to discuss its fourth quarter 2024 results, provide a general business update and respond to investor questions. Investors and other interested parties may listen to the call by accessing the online, real-time webcast at
https://ir.cooperstandard.com/events.

To participate by phone, callers in the United States and Canada can dial toll-free at 800-836-8184 (international callers dial 646-357-8785) and ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions during Q&A. Participants should dial-in at least five minutes prior to the start of the call.

A replay of the webcast will be available on the investors' portion of the Cooper Standard website (https://ir.cooperstandard.com) shortly after the live event.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., with locations in 20 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 22,000 team members (including contingent workers) are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on LinkedIn, X, Facebook, Instagram or YouTube.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: volatility or decline of the Company’s stock price, or absence of stock price appreciation; impacts and disruptions related to the wars in Ukraine and the Middle East; our ability to achieve commercial recoveries and to offset the adverse impact of higher commodity and other costs through pricing and other negotiations with our customers; work stoppages or other labor disruptions with our employees or our customers’ employees; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; significant costs related to manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; the potential impact of any future public health events on our financial condition and results of operations; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar amounts in thousands except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
	(Unaudited)	(Unaudited)	(Unaudited)
Sales	$660,753	$673,643	$2,730,893	$2,815,879
Cost of products sold	578,733	608,943	2,427,978	2,525,103
Gross profit	82,020	64,700	302,915	290,776
Selling, administration & engineering expenses	50,081	59,213	207,553	215,741
Gain on sale of businesses, net	(1,971)	(920)	(1,971)	(586)
Gain on sale of buildings and land, net	(3,317)	—	(3,317)	—
Amortization of intangibles	1,618	1,663	6,512	6,804
Restructuring charges	3,171	5,094	23,601	18,018
Impairment charges	713	4,114	713	4,768
Operating income (loss)	31,725	(4,464)	69,824	46,031
Interest expense, net of interest income	(28,598)	(32,020)	(115,639)	(130,077)
Equity in earnings of affiliates	1,998	2,141	6,828	3,281
Loss on refinancing and extinguishment of debt	—	—	—	(81,885)
Pension settlement and curtailment (credit) charges	18	(16,035)	(44,553)	(16,035)
Other expense, net	(3,309)	(5,317)	(17,938)	(15,698)
Income (loss) before income taxes	1,834	(55,695)	(101,478)	(194,383)
Income tax (benefit) expense	(38,420)	(528)	(23,348)	8,933
Net income (loss)	40,254	(55,167)	(78,130)	(203,316)
Net (income) loss attributable to noncontrolling interests	(40)	15	(616)	1,331
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$40,214	$(55,152)	$(78,746)	$(201,985)

Weighted average shares outstanding:
Basic	17,616,787	17,427,183	17,564,012	17,355,392
Diluted	17,992,409	17,427,183	17,564,012	17,355,392

Income (loss) per share:
Basic	$2.28	$(3.16)	$(4.48)	$(11.64)
Diluted	$2.24	$(3.16)	$(4.48)	$(11.64)

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands except share amounts)

	December 31,
	2024	2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$170,035	$154,801
Accounts receivable, net	310,738	380,562
Tooling receivable, net	69,204	80,225
Inventories	142,401	146,846
Prepaid expenses	25,833	28,328
Income tax receivable and refundable credits	11,576	11,225
Value added tax receivable	45,120	69,684
Other current assets	30,349	28,915
Total current assets	805,256	900,586
Property, plant and equipment, net	539,201	608,431
Operating lease right-of-use assets, net	87,292	91,126
Goodwill	140,443	140,814
Intangible assets, net	33,805	40,568
Deferred tax assets	63,240	23,792
Other assets	63,828	66,982
Total assets	$1,733,065	$1,872,299

Liabilities and Equity
Current liabilities:
Debt payable within one year	$42,428	$50,712
Accounts payable	295,178	334,578
Payroll liabilities	103,701	132,422
Accrued liabilities	116,617	116,954
Current operating lease liabilities	18,859	18,577
Total current liabilities	576,783	653,243
Long-term debt	1,057,839	1,044,736
Pension benefits	89,253	100,578
Postretirement benefits other than pensions	26,336	28,940
Long-term operating lease liabilities	71,907	76,482
Deferred tax liabilities	3,801	5,208
Other liabilities	40,516	52,845
Total liabilities	1,866,435	1,962,032
Preferred stock, $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—	—
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized; 19,392,340 shares issued and 17,326,531 outstanding as of December 31, 2024, and 19,263,288 shares issued and 17,197,479 outstanding as of December 31, 2023	17	17
Additional paid-in capital	518,208	512,164
Retained deficit	(470,562)	(391,816)
Accumulated other comprehensive loss	(173,432)	(201,665)
Total Cooper-Standard Holdings Inc. equity	(125,769)	(81,300)
Noncontrolling interests	(7,601)	(8,433)
Total equity	(133,370)	(89,733)
Total liabilities and equity	$1,733,065	$1,872,299

COOPER-STANDARD HOLDINGS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollar amounts in thousands)

	Year Ended December 31,
	2024	2023	2022
	(Unaudited)
Operating activities:
Net loss	$(78,130)	$(203,316)	$(217,791)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	97,053	103,127	115,761
Amortization of intangibles	6,512	6,804	6,715
Gain on sale of businesses, net	(1,971)	(586)	—
Gain on sale of buildings and land, net	(3,317)	—	(33,391)
Impairment charges	713	4,768	43,710
Pension settlement and curtailment charges	44,553	16,035	2,682
Share-based compensation expense	9,161	7,718	3,259
Equity in (earnings) losses of affiliates, net of dividends related to earnings	(3,246)	(982)	12,450
Loss on refinancing and extinguishment of debt	—	81,885	—
Payment-in-kind interest	12,367	58,808	—
Deferred income taxes	(45,466)	(5,813)	5,653
Other	5,291	4,838	(10,887)
Changes in operating assets and liabilities:
Accounts and tooling receivable	67,761	(12,333)	(65,712)
Inventories	(3,125)	6,412	(2,221)
Prepaid expenses	1,119	2,924	(5,658)
Income tax receivable and refundable credits	(836)	2,603	68,251
Accounts payable	(18,440)	6,743	20,591
Payroll and accrued liabilities	(19,968)	16,924	46,177
Other	6,338	20,718	(25,739)
Net cash provided by (used in) operating activities	76,369	117,277	(36,150)
Investing activities:
Capital expenditures	(50,498)	(80,743)	(71,150)
Proceeds from sale of businesses, net of cash divested	763	15,351	—
Proceeds from sale of fixed assets	4,328	—	53,288
Other	287	424	(30)
Net cash used in investing activities	(45,120)	(64,968)	(17,892)
Financing activities:
Proceeds from issuance of long-term debt, net of debt issuance costs	—	924,299	—
Repayment and refinancing of long-term debt	—	(927,046)	—
Principal payments on long-term debt	(2,464)	(2,127)	(4,178)
(Decrease) increase in short-term debt, net	(7,288)	(1,234)	4,093
Debt issuance costs and other fees	(1,936)	(74,376)	(4,229)
Taxes withheld and paid on employees' share-based payment awards	(612)	(214)	(607)
Contribution from noncontrolling interests and other	38	(439)	655
Proceeds from other financing activities	2,617	—	—
Net cash used in financing activities	(9,645)	(81,137)	(4,266)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(5,968)	(918)	(13)
Changes in cash, cash equivalents and restricted cash	15,636	(29,746)	(58,321)
Cash, cash equivalents and restricted cash at beginning of period	163,061	192,807	251,128
Cash, cash equivalents and restricted cash at end of period	$178,697	$163,061	$192,807

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:

Cash and cash equivalents	$170,035	$154,801	$186,875
Restricted cash included in other current assets	7,590	7,244	4,650
Restricted cash included in other assets	1,072	1,016	1,282
Total cash, cash equivalents and restricted cash	$178,697	$163,061	$192,807

Supplemental disclosure:
Cash paid for interest	$101,514	$78,699	$80,163
Cash paid (received) for income taxes, net of refunds	19,085	10,301	(56,393)

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of sales. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on S&P Global (IHS Markit) forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Dollar amounts in thousands)
The following table provides a reconciliation of EBITDA and adjusted EBITDA from net income (loss) (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$40,214	$(55,152)	$(78,746)	$(201,985)
Income tax (benefit) expense	(38,420)	(528)	(23,348)	8,933
Interest expense, net of interest income	28,598	32,020	115,639	130,077
Depreciation and amortization	25,313	26,914	103,565	109,931
EBITDA	$55,705	$3,254	$117,110	$46,956
Restructuring charges	3,171	5,094	23,601	18,018
Impairment charges (1)	713	4,114	713	4,768
Gain on sale of businesses, net (2)	(1,971)	(920)	(1,971)	(586)
Gain on sale of buildings and land, net (3)	(3,317)	—	(3,317)	—
Loss on refinancing and extinguishment of debt (4)	—	—	—	81,885
Pension settlement and curtailment (credit) charges (5)	(18)	16,035	44,553	16,035
Adjusted EBITDA	$54,283	$27,577	$180,689	$167,076

Sales	$660,753	$673,643	$2,730,893	$2,815,879
Net income (loss) margin	6.1%	(8.2)%	(2.9)%	(7.2)%
Adjusted EBITDA margin	8.2%	4.1%	6.6%	5.9%
(1)Non-cash impairment charges in 2024 related to idle assets in certain locations in Asia Pacific. Non-cash impairment charges in 2023 related to certain assets in Europe and Asia Pacific.
(2)Gain on sale of businesses related to divestitures in 2024 and 2023.
(3)Gain on sale of building and land related to a Canadian facility.
(4)Loss on refinancing and extinguishment of debt related to refinancing transactions in 2023.
(5)Non-cash net pension settlement and curtailment charges and administrative fees incurred related to certain of our U.S. and non-U.S. pension plans.

Adjusted Net Loss and Adjusted Loss Per Share
(Dollar amounts in thousands except share and per share amounts)
The following table provides a reconciliation of net income (loss) to adjusted net loss and the respective income (loss) per share amounts (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss) attributable to Cooper-Standard Holdings Inc.	$40,214	$(55,152)	$(78,746)	$(201,985)
Restructuring charges	3,171	5,094	23,601	18,018
Impairment charges (1)	713	4,114	713	4,768
Gain on sale of businesses, net (2)	(1,971)	(920)	(1,971)	(586)
Gain on sale of buildings and land, net (3)	(3,317)	—	(3,317)	—
Loss on refinancing and extinguishment of debt (4)	—	—	—	81,885
Pension settlement and curtailment (credit) charges (5)	(18)	16,035	44,553	16,035
Deferred tax valuation allowance reversal (6)	(41,507)	—	(41,507)	—
Tax impact of adjusting items (7)	(137)	(303)	(69)	(399)
Adjusted net loss	$(2,852)	$(31,132)	$(56,743)	$(82,264)

Weighted average shares outstanding:
Basic	17,616,787	17,427,183	17,564,012	17,355,392
Diluted	17,992,409	17,427,183	17,564,012	17,355,392

Income (loss) per share:
Basic	$2.28	$(3.16)	$(4.48)	$(11.64)
Diluted	$2.24	$(3.16)	$(4.48)	$(11.64)

Adjusted loss per share:
Basic	$(0.16)	$(1.79)	$(3.23)	$(4.74)
Diluted	$(0.16)	$(1.79)	$(3.23)	$(4.74)
(1)Non-cash impairment charges in 2024 related to idle assets in certain locations in Asia Pacific. Non-cash impairment charges in 2023 related to certain assets in Europe and Asia Pacific.
(2)Gain on sale of businesses related to divestitures in 2024 and 2023.
(3)Gain on sale of building and land related to a Canadian facility.
(4)Loss on refinancing and extinguishment of debt related to refinancing transactions in 2023.
(5)Non-cash net pension settlement and curtailment charges and administrative fees incurred related to certain of our U.S. and non-U.S. pension plans.
(6)The deferred tax valuation allowance reversal relates to the reversal of valuation allowances on net deferred tax assets in Brazil, Poland, and China.
(7)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred and other discrete tax expense.

Free Cash Flow
(Dollar amounts in thousands)
The following table defines free cash flow (unaudited):

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net cash provided by operating activities	$74,722	$79,661	$76,369	$117,277
Capital expenditures	(11,484)	(17,559)	(50,498)	(80,743)
Free cash flow	$63,238	$62,102	$25,871	$36,534